Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Alicea Coccellato D +1 215 255 7926 Alicea.Coccellato@axaltacs.com axaltacoatingsystems.com

For Immediate Release

Axalta Welcomes Elizabeth Lempres to Board of Directors

Philadelphia, PA - April 3, 2017: Axalta Coating Systems (NYSE: AXTA), a leading global manufacturer of liquid and powder coatings, is pleased to announce that Elizabeth Cahill Lempres has joined the company’s Board of Directors. She will serve on the Environment, Health, Safety & Sustainability Committee. Ms. Lempres is a Senior Partner at McKinsey & Company, a leading management consulting firm, where she also serves as a member of the firm’s Board of Directors, leads its Global Private Equity and Principal Investing Practice, and serves on the Board of Directors of the McKinsey Investment Office. Ms. Lempres has announced her retirement from McKinsey effective August 2017.
“Liz’s global experience across a wide range of industrial and consumer sectors will bring exceptional insights to the Board,” explained Charlie Shaver, Axalta’s Chairman and CEO. “As Axalta continues to grow, Liz’s background in developing business strategies for client growth and execution will add to the Board’s ability to guide our path forward.”
Over the course of 28 years at McKinsey, Ms. Lempres has worked with companies across multiple sectors including industrial and consumer goods, retail, financial services, health care, and technology. She has served clients around the world, leading work in 15 countries in the Americas, Europe, Africa and Asia. Her work focuses on performance transformation where she has brought particularly deep experience in driving growth and in helping companies implement new business models. Earlier in her career, Ms. Lempres led the firm’s Global Consumer Practice and was Managing Partner of the firm’s Boston office. In addition to her client and firm leadership roles, Ms. Lempres is engaged in talent development at McKinsey. She has served on the Global Compensation Policy Committee and has chaired committees responsible for partner evaluation and hiring lateral partners. Before joining McKinsey, Ms. Lempres held positions in engineering related fields at IBM and General Electric.
Ms. Lempres received her AB cum laude from Dartmouth College and a BE degree in engineering from Dartmouth College’s Thayer School of Engineering. She received an MBA with Highest Distinction as a Baker Scholar from the Harvard Business School.

About Axalta Coating Systems - Celebrating 150 Years in the Coatings Industry

Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light OEM vehicles, commercial vehicles and refinish applications to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 150 years of experience in the coatings industry, the approximately 13,000 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information visit axaltacoatingsystems.com and follow us @Axalta on Twitter and on LinkedIn.

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